Offer to Purchase
                             AIMCO Properties, L.P.
      is offering to purchase up to 607.5 limited partnership interests in
                       Jacques-Miller Income Fund L.P.-II

                               for $76.00 in cash



Our offer price will be reduced for any distributions subsequently made by your partnership(s) prior to the expiration of our offer.

Our offer and your withdrawal rights will expire at 5:00 p.m., New York City time, on April 30, 1999, unless we extend the deadline.

Our offer is not subject to any minimum number of units being tendered.

You will not pay any fees or commissions if you tender your units.



     See "Risk Factors" beginning on page 1 of this offer to purchase for a description of risk factors that you should consider in connection with our offer, including the following:

     o We determined the offer price of $76.00 per unit without any arms-length negotiations. Accordingly, our offer price may not reflect the fair market value of your units.

     o Continuation of your partnership will result in our affiliates continuing to receive management fees from your partnership. Such fees would not be payable if your partnership was liquidated.

     o Your partnership's general partner is controlled by an affiliate of ours and, therefore, the general partner has substantial conflicts of interest with respect to our offer.

     o We are making this offer with a view to making a profit, and there is a conflict between our desire to purchase your units at a low price and your desire to sell your units at a high price.

     o It is possible that we may conduct a subsequent offer at a higher or lower price.

     If you desire to tender a unit, you should complete and sign the letter of transmittal in accordance with the instructions thereto and mail or deliver the signed letter of transmittal and any other required documents to River Oaks Partnership Services, Inc., which is acting as Information Agent in connection with our offer, at one of its addresses set forth on the back cover of this offer to purchase. Questions and requests for assistance or for additional copies of this offer to purchase or the letter of transmittal may also be directed to the Information Agent at (888) 349-2005.


                                                    April 1, 1999

                                TABLE OF CONTENTS


INTRODUCTION...................................................................1

RISK FACTORS...................................................................1
     Conflicts of Interest with Respect to the Offer; No General Partner
     Recommendation............................................................1
     No Third Party Valuation or Appraisal; No Arms-Length Negotiation.........2
     No Fairness Opinion From a Third Party....................................2
     Offer Price May Not Represent Fair Market Value...........................2
     Offer Price Based on Our Estimate of Liquidation Proceeds.................2
     Offer Price May Not Represent Liquidation Value...........................2
     Continuation of the Partnership; Payment of Notes.........................2
     Retaining Units May Result in Greater Future Value........................2
     Possible Subsequent Offer at a Higher or Lower Price......................3
     Recognition of Taxable Gain on a Sale of Your Units.......................3
     Loss of Future Distributions from Your Units..............................3

THE OFFER......................................................................3
     Section 1.   Terms of the Offer; Expiration Date..........................3
     Section 2.   Acceptance for Payment and Payment for Units.................4
     Section 3.   Procedure for Tendering Units................................4
     Section 4.   Limited Withdrawal Rights....................................6
     Section 5.   Extension of Tender Period; Termination; Amendment...........6
     Section 6.   Certain Federal Income Tax Matters...........................7
     Section 7.   Effects of the Offer.........................................9
     Section 8.   Information Concerning Us and Certain of Our Affiliates.....10
     Section 9.   Position of the General Partner of Your Partnership With
     Respect to the Offer.....................................................10
     Section 10.  Conflicts of Interest.......................................11
     Section 11.  Future Plans of the Purchaser...............................11
     Section 12.  Certain Information Concerning Your Partnership.............12
     Section 13.  Source of Funds.............................................12
     Section 14.  Dissenters' Rights..........................................12
     Section 15.  Conditions of the Offer.....................................12
     Section 16.  Certain Legal Matters.......................................14
     Section 17.  Fees and Expenses...........................................14

ANNEX I -- VALUATION OF UNITS................................................I-1

ANNEX II -- YOUR PARTNERSHIP................................................II-1

ANNEX III -- OFFICERS AND DIRECTORS........................................III-1

                                  INTRODUCTION

     We are offering to purchase up to 607.5 (4.9%) of the outstanding units of limited partnership interest in your partnership for the cash price per unit set forth on the cover page of this offer to purchase. Our offer is net to the seller in cash, without interest, less the amount of distributions, if any, made by your partnership in respect of any unit from the date hereof until the expiration date. Our offer is made upon the terms and subject to the conditions set forth in this offer to purchase and in the accompanying letter of transmittal. If tenders for more than 607.5 units are received, we will accept
607.5 units on a pro rata basis, subject to the terms and conditions set forth in this offer.

     If you tender your units in response to our offer, and your tender is accepted, you will not be obligated to pay any commissions or partnership transfer fees (except as set forth in Instruction 8 to the letter of transmittal). We have retained River Oaks Partnership Services, Inc. to act as the Information Agent in connection with our offer. We will pay all charges and expenses in connection with the services of the Information Agent. The offer is not conditioned on any minimum number of units being tendered. However, certain other conditions do apply. See "The Offer - Section 15." You may tender all or any portion of the units that you own. Under no circumstances will we be required to accept any unit if the transfer of that unit to us would be prohibited by the agreement of limited partnership of your partnership.

     Our offer will expire at 5:00 P.M., New York City time, on April 30, 1999, unless extended. If you desire to accept our offer, you must complete and sign the letter of transmittal in accordance with the instructions contained therein and forward or hand deliver it, together with any other required documents, to the Information Agent, either with your units to be tendered or in compliance with the specified procedures for guaranteed delivery of units. You may withdraw your tender of units pursuant to the offer at any time prior to the expiration date of our offer.

     We are AIMCO Properties, L.P., a Delaware limited partnership. Together with our subsidiaries, we conduct substantially all of the operations of Apartment Investment and Management Company, a Maryland corporation ("AIMCO"). AIMCO is a self-administered and self-managed real estate investment trust engaged in the ownership, acquisition, development, expansion and management of multifamily apartment property. As of December 31, 1998, AIMCO owned or managed 379,363 apartment units in 2,147 property located in 49 states, the District of Columbia and Puerto Rico. AIMCO's Class A Common Stock is listed and traded on the New York Stock Exchange under the symbol "AIV."

                                  RISK FACTORS

     Before deciding whether or not to tender any of your units, you should consider carefully the following risks and disadvantages of the offer:

Conflicts of Interest with Respect to the Offer; No Partner Recommendation

     The general partner of your partnership is controlled by us and, therefore, has substantial conflicts of interest with respect to our offer. We are making this offer with a view to making a profit. There is a conflict between our desire to purchase your units at a low price and your desire to sell your units at a high price. We determined our offer price without negotiation with any other party, including any general or limited partner. For a description of how we determined our offer price, see Annex I to this offer to purchase. Since our affiliates receive fees for managing your partnership, a conflict of interest exists between our continuing the partnership and receiving such fees, and the liquidation of the partnership and the termination of such fees. Another conflict is the fact that a decision of the limited partners of your partnership to remove, for any reason, the general partner of your partnership would result in a decrease or elimination of the substantial fees paid to them for services provided to your partnership. Because of our affiliation with the general partner of your partnership, the general partner has advised us that it makes no recommendation to you as to whether you should tender your units.

No Third Party Valuation or Appraisal; No Arms-Length Negotiation

     We did not base our valuation of the notes owned by your partnership on any independent valuation including a third-party appraisal or valuation of the properties owned by the makers of the notes. We established the terms of our offer without any arms-length negotiation. The terms of the offer could differ if they were subject to independent third party negotiations. It is uncertain whether our offer price reflects the value which would be realized upon a sale of your units to a third party.

No Fairness Opinion From a Third Party

     We did not obtain an opinion from a third party that our offer price is fair from a financial point of view.

Offer Price May Not Represent Fair Market Value

     There is no established or regular trading market for your units, nor is there another reliable standard for determining the fair market value of the units. Our offer price does not necessarily reflect the price that you would receive in an open market for your units. Such prices could be higher or lower than our offer price.

Offer Price Based on Our Estimate of Liquidation Proceeds

     While actual proceeds obtained from a liquidation are highly uncertain, we believe that the offer price represents only the amount you would receive if your partnership was liquidated on a prompt basis. See Annex I. Other methods of valuing your units could result in a higher valuation.

Offer Price May Not Represent Liquidation Value

     We are not proposing to try to liquidate your partnership or sell its assets. An arms-length sale of such assets may be a better way to determine the true value of the notes, rather than the methods we chose. The sale of the notes and the liquidation of a partnership might result in greater cash proceeds to you than our offer. However, there is no present intention to liquidate your partnership.

Continuation of the Partnership; Payment of Notes

     The general partner of your partnership is proposing to continue to operate your partnership and not to attempt to liquidate it at the present time. Thus, our offer does not satisfy any expectation that you would receive the return of your investment in the partnership through a sale of its assets. It is not known when or, if the notes will be satisfied. Each of the four notes held by your partnership is currently in default. In addition, the notes are unsecured and subordinate to the mortgage notes encumbering the property held by each maker of a note. Your partnership has agreed to accept a $70,000 payment in full satisfaction of one of its notes, which payment is to be made in April 1999. Your partnership is currently seeking payment on the remaining three notes. There can be no assurance as to whether the $70,000 payment or the remaining notes will be satisfied in full.

Retaining Units May Result in Greater Future Value

     You might receive more cash consideration if you do not tender your units and, instead, continue to hold your units and ultimately receive proceeds from a future liquidation of your partnership.

Possible Subsequent Offer at a Higher or Lower Price

     It is possible that we may conduct a subsequent offer at a higher or lower price. Such a decision will depend, among other things, on the performance of the partnership, prevailing economic conditions, and our interest in acquiring additional limited partnership interests.

Recognition of Taxable Gain on a Sale of Your Units

     Your sale of units for cash will be a taxable sale, with the result that you will recognize gain or loss measured by the difference between the amount realized on the sale and your adjusted tax basis in the units of limited partnership interest of your partnership you transfer to us. The particular tax consequences for you of our offer will depend upon a number of factors related to your tax situation, including your tax basis in your units of limited partnership interest of your partnership you transfer to us, whether you dispose of all of your units and whether you are no longer subject to the "passive loss" rules with respect to your partnership. Because the income tax consequences of tendering units will not be the same for everyone, you should consult your own tax advisor with specific reference to your own tax situation.

Loss of Future Distributions from Your Units

     If you tender your units in response to our offer, you will transfer to us all right, title and interest in and to all of the units we accept, and the right to receive all distributions in respect of such units on and after the date on which we accept such units for purchase. Accordingly, for any units that we acquire from you, you will not receive any future distributions from payments on the notes, including the anticipated $70,000 payment in April 1999.


                                    THE OFFER

Section 1.        Terms of the Offer; Expiration Date

     Upon the terms and subject to the conditions of the offer, we will accept (and thereby purchase) up to 607.5 (4.9%) of the units that are validly tendered on or prior to the expiration date and not withdrawn in accordance with the procedures set forth in "The Offer - Section 4." For purposes of the offer, the term "expiration date" shall mean 5:00 p.m., New York City time, on April 30, 1999, unless we in our sole discretion shall have extended the period of time for which the offer is open, in which event the term "expiration date" shall mean the latest time and date on which the offer, as extended by us, shall expire. See "The Offer - Section 5" for a description of our right to extend the period of time during which the offer is open and to amend or terminate the offer.

     In the event that the offer is oversubscribed and more than 607.5 units are validly tendered and not withdrawn on or prior to the expiration date, we will accept for payment, upon the terms and subject to the conditions of this offer, units so tendered on a pro rata basis according to the number of units validly tendered by each limited partner and not properly withdrawn on or prior to the expiration date, with appropriate adjustments to avoid purchases of fractional Units. If the number of units validly tendered and not properly withdrawn on or prior to the expiration date is less than or equal to 607.5 units, we will purchase all units so tendered and not withdrawn, upon the terms and subject to the conditions of this offer. If less than all of the units owned by you are accepted for purchase as a result of the foregoing, you will remain a limited partner of the Partnership to the extent of the units not purchased.

     If proration of tendered units is required, then, subject to applicable law, we intend to pay for any units accepted for payment pursuant to the Offer at such time as the final proration results are known. Notwithstanding any such delay in payment, no interest will be paid on the Purchase Price.


     If, prior to the expiration date, we increase the consideration offered to limited partners pursuant to the offer, the increased consideration will be paid for all units accepted for payment pursuant to the offer, whether or not the units were tendered prior to the increase in consideration.

     The offer is conditioned on satisfaction of certain conditions. The offer is not conditioned upon any minimum amount of units being tendered. See "The Offer - Section 15," which sets forth in full the conditions of the offer. We reserve the right (but in no event shall we be obligated), in our reasonable discretion, to waive any or all of those conditions. If, on or prior to the expiration date, any or all of the conditions have not been satisfied or waived, we reserve the right to (i) decline to purchase any of the units tendered, terminate the offer and return all tendered units to tendering limited partners,
(ii) waive all the unsatisfied conditions and purchase all units validly tendered up to the maximum number of units, (iii) extend the offer and, subject to the right of limited partners to withdraw units until the expiration date, retain the units that have been tendered during the period or periods for which the offer is extended, or (iv) amend the offer. For administrative purposes, the transfer of units will be effective January 1, 1999.

Section 2.        Acceptance for Payment and Payment for Units

     Upon the terms and subject to the conditions of the offer, we will purchase, by accepting for payment, and will pay for, all units validly tendered (subject to a maximum of 607.5 units) as promptly as practicable following the expiration date. A tendering beneficial owner of units whose units are owned of record by an Individual Retirement Account or other qualified plan will not receive direct payment of the offer price; rather, payment will be made to the custodian of such account or plan. In all cases, payment for units purchased pursuant to the offer will be made only after timely receipt by the Information Agent of a properly completed and duly executed letter of transmittal and other documents required by the letter of transmittal. See "The Offer - Section 3." UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE OFFER PRICE BY REASON OF ANY DELAY IN MAKING SUCH PAYMENT.

     For purposes of the offer, we will be deemed to have accepted for payment pursuant to the offer, and thereby purchased, validly tendered units, if, as and when we give verbal or written notice to the Information Agent of our acceptance of those units for payment pursuant to the offer. Payment for units accepted for payment pursuant to the offer will be made through the Information Agent, which will act as agent for tendering limited partners for the purpose of receiving cash payments from us and transmitting cash payments to tendering limited partners.

     If any tendered units are not accepted for payment by us for any reason, the letter of transmittal with respect to such units not purchased may be destroyed by us or the Information Agent. If, for any reason, acceptance for payment of, or payment for, any units tendered pursuant to the offer is delayed or we are unable to accept for payment, purchase or pay for units tendered pursuant to the offer, then, without prejudice to our rights under "The Offer -
Section 15," the Information Agent may, nevertheless, on our behalf retain tendered units, and those units may not be withdrawn except to the extent that the tendering limited partners are entitled to withdrawal rights as described in "The Offer - Section 4"; subject, however, to our obligation under Rule 14e-1(c) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), to pay you the offer price in respect of units tendered or return those units promptly after termination or withdrawal of the offer.

     We reserve the right to transfer or assign, in whole or in part, to one or more of our affiliates, the right to purchase units tendered pursuant to the offer, but no such transfer or assignment will relieve us of our obligations under the offer or prejudice your rights to receive payment for units validly tendered and accepted for payment pursuant to the offer.

Section 3.        Procedure for Tendering Units

     Valid Tender. To validly tender units pursuant to the offer, a properly completed and duly executed letter of transmittal and any other documents required by such letter of transmittal must be received by the Information Agent, at one of its addresses set forth on the back cover of this offer to purchase, on or prior to the expiration date. You may tender all or any portion of your units. No alternative, conditional or contingent tenders will be accepted.

     Signature Requirements. If the letter of transmittal is signed by the registered holder of a unit and payment is to be made directly to that holder, then no signature guarantee is required on the letter of transmittal. Similarly, if a unit is tendered for the account of a member firm of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc. or a commercial bank, savings bank, credit union, savings and loan association or trust company having an office, branch or agency in the United States (each an "Eligible Institution"), no signature guarantee is required on the letter of transmittal. However, in all other cases, all signatures on the letter of transmittal must be guaranteed by an Eligible Institution.

     In order for you to tender in the offer, your units must be validly tendered and not withdrawn on or prior to the expiration date.

     The method of delivery of the letter of transmittal and all other required documents is at your option and risk and delivery will be deemed made only when actually received by the Information Agent. If delivery is by mail, registered mail with return receipt requested is recommended. In all cases, sufficient time should be allowed to assure timely delivery.

     Appointment as Proxy. By executing the letter of transmittal, you are irrevocably appointing us and our designees as your proxy, in the manner set forth in the letter of transmittal, each with full power of substitution, to the fullest extent of the your rights with respect to the units tendered by and accepted for payment by you. Each such proxy shall be considered coupled with an interest in the tendered units. Such appointment will be effective when, and only to the extent that, we accept the tendered unit for payment. Upon such acceptance for payment, all prior proxies given by you with respect to the units will, without further action, be revoked, and no subsequent proxies may be given (and if given will not be effective). We and our designees will, as to those units, be empowered to exercise all voting and other rights as a limited partner as we, in our sole discretion, may deem proper at any meeting of limited partners, by written consent or otherwise. We reserve the right to require that, in order for units to be deemed validly tendered, immediately upon our acceptance for payment for the units, we must be able to exercise full voting rights with respect to the units, including voting at any meeting of limited partners then scheduled or acting by written consent without a meeting. By executing the letter of transmittal, you agree to execute all such documents and take such other actions as shall be reasonably required to enable the units tendered to be voted in accordance with out directions. The proxy and power of attorney granted by you to us upon your execution of the letter of transmittal will remain effective and be irrevocable for a period of ten years following the termination of our offer.

     Assignment of Interest in Future Distributions. By executing the letter of transmittal, you will irrevocably assign to us and our assigns all of your right, title and interest in and to any and all distributions made by your partnership from any source and of any nature, including, without limitation, distributions in the ordinary course, distributions from sales of assets, distributions upon liquidation, winding-up, or dissolution, payments in settlement of existing or future litigation, and all other distributions and payments from and after the expiration date of our offer, in respect of the units tendered by you and accepted for payment and thereby purchased by us. If, after the unit is accepted for payment and purchased by us, you receive any distribution from any source and of any nature, including, without limitation, distributions in the ordinary course, distributions from sales of assets, distributions upon liquidation, winding-up or dissolution, payments in settlement of existing or future litigation and all other distributions and payments, from your partnership in respect of such unit, you will agree to forward promptly such distribution to us.

     Determination of Validity; Rejection of Units; Waiver of Defects; No Obligation to Give Notice of Defects. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of units pursuant to our offer will be determined by us, in our reasonable discretion, which determination shall be final and binding on all parties. We reserve the absolute right to reject any or all tenders of any particular unit determined by us not to be in proper form or if the acceptance of or payment for that unit may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive or amend any of the conditions of the offer that we are legally permitted to waive as to the tender of any particular unit and to waive any defect or irregularity in any tender with respect to any particular unit of any particular limited partner. Our interpretation of the terms and conditions of the offer (including the letter of transmittal) will be final and binding on all parties. No tender of units will be deemed to have been validly made unless and until all defects and irregularities have been cured or waived. Neither us, the Information Agent, nor any other person will be under any duty to give notification of any defects or irregularities in the tender of any unit or will incur any liability for failure to give any such notification.

     Backup Federal Income Tax Withholding. To prevent the possible application of back-up Federal income tax withholding of 31% with respect to payment of the offer price, you must provide us with your correct taxpayer identification number. See the instructions to the letter of transmittal and "The Offer
Section 6."

     FIRPTA Withholding. To prevent the withholding of Federal income tax in an amount equal to 10% of the amount realized on the disposition (the amount realized is generally the offer price plus the partnership liabilities allocable to each unit purchased), you must certify that the you are not a foreign person if you tender units. See the instructions to the letter of transmittal and "The Offer - Section 6."

     A tender of a unit pursuant to any of the procedures described above and the acceptance for payment of such unit will constitute a binding agreement between the tendering unitholder and us on the terms set forth in this offer to purchase and the related letter of transmittal.

Section 4.        Limited Withdrawal Rights

     A tender of a unit pursuant to our offer is irrevocable, except that units tendered pursuant to our offer may be withdrawn at any time until 5:00 p.m., New York City time, on the expiration date of our offer.

     For a withdrawal to be effective, a written notice of withdrawal must be timely received by the Information Agent at one of its addresses set forth on the back cover of the offer to purchase. Any such notice of withdrawal must specify the name of the person who tendered, the number of units to be withdrawn and the name of the registered holder of such units, if different from the person who tendered. In addition, the notice of withdrawal must be signed by the person(s) who signed the letter of transmittal in the same manner as the letter of transmittal was signed.

     If purchase of, or payment for, a unit is delayed for any reason, or if we are unable to purchase or pay for a unit for any reason, then, without prejudice to our rights under the offer, tendered units may be retained by the Information Agent and may not be withdrawn, except to the extent that tendering limited partners are entitled to withdrawal rights as set forth in this Section 4;
subject, however, to our obligation, pursuant to Rule 14e-1(c) under the Securities Exchange Act of 1934, to pay the offer price in respect of units tendered or return those units promptly after termination or withdrawal of our offer.

     Any units properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of our offer. However, withdrawn units may be re-tendered at any time prior to the expiration date by following the procedures described in "The Offer - Section 3."

     All questions as to the validity and form (including time of receipt) of notices of withdrawal will be determined by us in our reasonable discretion, which determination shall be final and binding on all parties. Neither we, the Information Agent, nor any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

Section 5.        Extension of Tender Period; Termination; Amendment

     We expressly reserve the right, in our reasonable discretion, at any time and from time to time, (i) to extend the period of time during which our offer is open and thereby delay acceptance for payment of, and the payment for, any unit, (ii) to terminate our offer and not accept for payment any units not theretofore accepted for payment or paid for, (iii) upon the occurrence of any of the conditions specified in "The Offer - Section 15," to delay the acceptance for payment of, or payment for, any units not already accepted for payment or paid for, and (iv) to amend our offer in any respect (including, without limitation, by increasing the consideration offered, increasing or decreasing the units being sought, or both). Notice of any such extension, termination or amendment will promptly be disseminated to you in a manner reasonably designed to inform you of such change. In the case of an extension of the offer, the extension will be followed by a press release or public announcement which will be issued no later than 9:00 a.m., New York City time, on the next business day after the scheduled expiration date of our offer, in accordance with Rule 14e-1(d) under the Securities Exchange Act of 1934.

     If we extend the offer, or if we delay payment for a unit (whether before or after its acceptance for payment of a unit) or are unable to pay for a unit pursuant to our offer for any reason, then, without prejudice to our rights under the offer, the Information Agent may retain tendered units and those units may not be withdrawn except to the extent tendering unitholders are entitled to withdrawal rights as described in "The Offer - Section 4"; subject, however, to our obligation, pursuant to Rule 14e-l(c) under the Securities Exchange Act of 1934, to pay the offer price in respect of units tendered or return those units promptly after termination or withdrawal of the offer.

     If we make a material change in the terms of our offer, or if we waive a material condition to our offer, we will extend the offer and disseminate additional tender offer materials to the extent required by Rule 14e-1 under the Securities Exchange Act of 1934. The minimum period during which the offer must remain open following any material change in the terms of the offer, other than a change in price or a change in percentage of securities sought or a change in any dealer's soliciting fee, will depend upon the facts and circumstances, including the materiality of the change. With respect to a change in price or, subject to certain limitations, a change in the percentage of securities sought or a change in any dealer's soliciting fee, a minimum of ten business days from the date of such change is generally required to allow for adequate dissemination to unitholders. Accordingly, if prior to the expiration date, we increase (other than increases of not more than two percent of the outstanding units) or decrease the number of units being sought, or increase or decrease the offer price, and if the offer is scheduled to expire at any time earlier than the tenth business day after the date that notice of such increase or decrease is first published, sent or given to unitholders, the offer will be extended at least until the expiration of such ten business days. As used in the offer to purchase, "business day" means any day other than a Saturday, Sunday or a Federal holiday, and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

Section 6.        Certain Federal Income Tax Matters

     The following summary is a general discussion of certain of the Federal income tax consequences of the offer that may be relevant to unitholders who tender some or all of their units for cash pursuant to our offer. This discussion is based on the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), Treasury Regulations, rulings issued by the Internal Revenue Service (the "IRS"), practice and procedures and judicial decisions, all as of the date of this offer to purchase. All of the foregoing are subject to change or alternative construction with possible retroactive effect, and any such change or alternative construction could affect the continuing accuracy of this summary. Such summary is based on the assumption that your partnership will be operated in accordance with its certificate of limited partnership and agreement of limited partnership. This summary is for general information only and does not purport to discuss all aspects of Federal income taxation which may be important to a particular person in light of its investment or tax circumstances, or to certain types of investors subject to special tax rules (including financial institutions, broker-dealers, insurance companies, and, except to the extent discussed below, tax-exempt organizations and foreign investors, as determined for United States Federal income tax purposes), nor (except as otherwise expressly indicated) does it describe any aspect of state, local, foreign or other tax laws. This summary assumes that the limited partnership interests in your partnership represented by the units constitute capital assets (generally, property held for investment). No advance ruling has been or will be sought from the IRS regarding any matter discussed in this offer to purchase. Further, no opinion of tax counsel has been obtained with regard to the offer.

     The Federal income tax treatment of a unitholder participating in the offer depends in some instances on determinations of fact and interpretations of complex provisions of Federal income tax law for which no clear precedent or authority may be available. Accordingly, you should consult your tax advisor regarding the Federal, state, local and foreign tax consequences of selling the limited partnership interests in your partnership represented by units pursuant to our offer or of a decision not to sell in light of your specific tax situation.

     Tax Consequences to Limited Partners Tendering Units. We believe, and intend to take the position that, if you tender some or all of your units pursuant to our offer, you will be treated for U.S. Federal income tax purposes as having sold the limited partnership interests in your partnership represented by such units to us and, accordingly, we will be treated as a partner in your partnership. In general, you will recognize gain or loss on a sale of a unit of limited partnership of your partnership pursuant to the offer equal to the difference between (i) your "amount realized" on the sale and (ii) your adjusted tax basis in the unit sold. The "amount realized" with respect to any units of limited partnership of your partnership will be equal to the sum of the amount of cash received by you for the unit sold pursuant to the offer plus the amount of partnership liabilities allocable to the unit (as determined under Section 752 of the Internal Revenue Code). Thus, your tax liability resulting from a sale of a unit of limited partnership of your partnership could exceed the cash received upon such sale.

     Adjusted Tax Basis. If you acquired your units of limited partnership of your partnership for cash, your initial tax basis in such units is generally equal to the cash investment in your partnership increased by your share of partnership liabilities at the time you acquired such units. Your initial tax basis generally has been increased by (i) your share of partnership income and gains, and (ii) any increases in your share of partnership liabilities, and has been decreased (but not below zero) by (i) your share of partnership cash distributions, (ii) any decreases in your share of partnership liabilities,
(iii) your share of partnership losses, and (iv) your share of nondeductible partnership expenditures that are not chargeable to capital. For purposes of determining your adjusted tax basis in units of limited partnership of your partnership immediately prior to a disposition of your units, your adjusted tax basis in your units will include your allocable share of partnership income, gain or loss for the taxable year of disposition. If your adjusted tax basis is less than your share of partnership liabilities (e.g., as a result of the effect of net loss allocations and/or distributions exceeding the cost of your unit), your gain recognized with respect to a unit of limited partnership of your partnership pursuant to the offer will exceed the cash proceeds realized upon the sale of such unit.

     Character of Gain or Loss Recognized Pursuant to the Offer. Except as described below, the gain or loss recognized by you on a sale of a unit of limited partnership of your partnership pursuant to the offer generally will be treated as a long-term capital gain or loss if you held the unit for more than one year. Long-term capital gains recognized by individuals and certain other noncorporate taxpayers generally will be subject to a maximum Federal income tax rate of 20%. If the amount realized with respect to a unit of limited partnership of your partnership attributable to your share of unrealized receivables of your partnership exceeds the basis attributable to those assets, such excess will be treated as ordinary income. Among other things, unrealized receivables include depreciation recapture with respect to certain types of property. In addition, the maximum Federal income tax rate applicable to persons who are noncorporate taxpayers for net capital gains attributable to the sale of depreciable real property (which may be determined to include an interest in a partnership such as your units) held for more than one year is currently 25% (rather than 20%) to the extent of previously claimed depreciation deductions that would not be treated as "unrealized receivables."

     If you tender a unit of limited partnership interest of your partnership in the offer, you will be allocated a share of partnership taxable income or loss for the year of tender with respect to any units sold. Thus, you will recognize ordinary income or loss in an amount equal to the accreted income or loss allocable to such units. You will not receive any future distributions on units of limited partnership interest of your partnership tendered on or after the date on which such units are accepted for purchase and, accordingly, you may not receive any distributions with respect to such accreted income. Such allocation and any partnership cash distributions to you for that year will affect your adjusted tax basis in your unit of limited partnership interest of your partnership and, therefore, the amount of your taxable gain or loss upon a sale of a unit pursuant to the offer.

     Passive Activity Losses. The passive activity loss rules of the Internal Revenue Code limit the use of losses derived from passive activities, which generally include investments in limited partnership interests such as the units of limited partnership interest of your partnership. An individual, as well as certain other types of investors, generally cannot use losses from passive activities to offset nonpassive activity income received during the taxable year. Passive losses that are disallowed for a particular tax year are "suspended" and may be carried forward to offset passive activity income earned in future taxable years. In addition, such suspended losses may be claimed as a deduction, subject to other applicable limitations, upon a taxable disposition of the investor's interest in such activity.

     Accordingly, if your investment in your units is treated as a passive activity, you may be able to shelter gain from the sale of your units of limited partnership interest of your partnership pursuant to the offer with such losses in the manner described below. If you sell all or a portion of your units of limited partnership interest of your partnership pursuant to the offer and recognize a gain on your sale, you will be entitled to use your current and "suspended" passive activity losses (if any) from your partnership and other passive sources to offset that gain. In general, if you sell all or a portion of your units of limited partnership interest of your partnership pursuant to the offer and recognize a loss on such sale, you will be entitled to deduct that loss currently (subject to other applicable limitations) against the sum of your passive activity income from your partnership for that year (if any) plus any passive activity income from other sources for that year. If you sell all of your units pursuant to the offer, the balance of any "suspended" losses that were not otherwise utilized against passive activity income as described in the two preceding sentences will no longer be suspended and will therefore be deductible (subject to any other applicable limitations) by you against any other income for that year, regardless of the character of that income. Accordingly, you should consult your tax advisors concerning whether, and the extent to which, you have available "suspended" passive activity losses from your partnership or other investments that may be used to offset gain from the sale of units pursuant to the offer.

          Information Reporting, Backup Withholding and FIRPTA. If you tender any units, you must file an information statement with your Federal income tax return for the year of the sale which provides the information specified in Treasury Regulation Sec.1.751-1(a)(3). You also must notify your partnership of the date of the transfer and the names, addresses and taxpayer identification numbers of the transferor and transferee within 30 days of the date of the transfer (or, if earlier, by January 15 of the following calendar year).

     Unless you are a tax-exempt person, a corporation or a foreign person, if you tender units, you may be subject to 31% backup withholding unless you provide a taxpayer identification number ("TIN") and certify that the TIN is correct or properly certify that you are awaiting a TIN. See the instructions to the letter of transmittal.

     On October 7, 1997, the United States Treasury Department issued final Treasury regulations governing the procedures to be followed by a partnership in complying with United States Federal withholding, backup withholding and information reporting rules. The new regulations are generally effective for payments made after December 31, 1999. You should consult your tax advisor regarding the tax consequences, if any, of the new regulations.

     Gain realized by a foreign person on the sale of a unit pursuant to the offer will be subject to Federal income tax under the Foreign Investment in Real Property Tax Act. Under these provisions of the Internal Revenue Code, the transferee of an interest held by a foreign person in a partnership which owns United States real property generally is required to deduct and withhold 10% of the amount realized on the disposition. Amounts withheld would be creditable against a foreign person's Federal income tax liability and, if in excess thereof, a refund could be obtained from the Internal Revenue Service by filing a U.S. income tax return. See the instructions to the letter of transmittal.

Section 7.        Effects of the Offer

     Future Control by AIMCO. Because the general partner of your partnership is controlled by us, we have control over the management of your partnership. If we acquire units in the offer, we will increase our ability to influence voting decisions with respect to your partnership.

     Distributions to Us. If we acquire units in the offer, we will participate in any subsequent distributions to limited partners to the extent of the units purchased.

     Partnership Status. We believe our purchase of units should not adversely affect the issue of whether any partnership is classified as a partnership for Federal income tax purposes.

     Business. Our offer will not affect the operation of your partnership. We will continue to control the general partner of your partnership. Consummation of the offer will not affect any agreement of limited partnership, the operations of any partnership, the business and assets owned by any partnership, the management compensation payable to the general partner or any other matter relating to your partnership, except it would result in us increasing our ownership of units. We will receive future distributions from your partnership for any units we purchase.

Section 8.        Information Concerning Us and Certain of Our Affiliates

     We are AIMCO Properties, L.P., a Delaware limited partnership. Together with our subsidiaries, we conduct substantially all of the operations of AIMCO. AIMCO is a real estate investment trust that owns and manages multifamily apartment property throughout the United States. Based on apartment unit data compiled by the National Multi-Housing Council, we believe that, as of December 31, 1998, AIMCO was one of the largest owners and managers of multifamily apartment property in the United States, with a total portfolio of 379,363 apartment units in 2,147 property located in 49 states, the District of Columbia and Puerto Rico. AIMCO's Class A Common Stock is listed and traded on the New York Stock Exchange under the symbol "AIV." As of December 31, 1998, AIMCO:

     o   owned or controlled 63,268 units in 243 apartment property;

     o   held an equity interest in 170,061 units in 901 apartment property; and

     o managed 146, 034 units in 1,003 apartment property for third party owners and affiliates.

     Our principal executive offices are located at 1873 South Bellaire Street, Denver, Colorado 80222, and our telephone number is (303) 757-8101.

     The names, positions and business addresses of the directors and executive officers of AIMCO and our general partner as well as a biographical summary of the experience of such persons for the past five years or more, are set forth on Annex III attached hereto and are incorporated herein by reference.

     We and AIMCO are both subject to the information and reporting requirements of the Securities Exchange Act of 1934 and, in accordance therewith, file reports and other information with the Securities and Exchange Commission relating to our business, financial condition and other matters. Such reports and other information may be inspected at the public reference facilities maintained by the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549; Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661; and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can also be obtained from the Public Reference Room of the SEC in Washington, D.C. at prescribed rates. The SEC also maintains a site on the World Wide Web at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. In addition, information filed by AIMCO with the New York Stock Exchange may be inspected at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005.

     Except  as  described  in  Annex  II,  neither  we nor,  to the best of our knowledge, any of the persons listed on Annex III attached hereto, (i) beneficially own or have a right to acquire any units, (ii) have effected any transaction in the units, or (iii) have any contract, arrangement, understanding or relationship with any other person with respect to any securities of your partnership, including, but not limited to, contracts, arrangements, understandings or relationships concerning transfer or voting thereof, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies (except for previous tender offers we may have conducted for units).

Section 9. Position of the General Partner of Your Partnership With Respect to the Offer

     We or AIMCO control the general partner of your partnership. Therefore, the general partner of your partnership has substantial conflicts of interest with regard to the offer and makes no recommendation as to whether you should tender or refrain from tendering your units. You must make your own decision whether or not to participate in the offer, based upon a number of factors, including your financial position, need or desire for liquidity, other financial opportunities and tax position.

     Your general partner has not retained an unaffiliated representative to act on behalf of the limited partners in negotiating the terms of the offer since each individual limited partner can make his own decision as to whether or not to tender. Unlike a merger or other form of partnership reorganization, the preferences of other limited partners in your partnership cannot bind you. If an unaffiliated representative had been obtained, it is possible that such representative could have negotiated a higher price for your units than we are offering.

Section 10.       Conflicts of Interest

     The general partner of your partnership is controlled by us or by AIMCO. Accordingly, the general partner of your partnership has substantial conflicts of interest with respect to the offer. The general partner of your partnership has a fiduciary obligation to obtain a fair offer price for you, even as our subsidiary. The conflicts of interest include the fact that a decision to remove, for any reason, the general partner of your partnership from its current position as a general partner of your partnership would result in a decrease or elimination of the management fees paid to our affiliates. Additionally, we desire to purchase units at a low price and you desire to sell units at a high price. The general partner of your partnership makes no recommendation as to whether you should tender or refrain from tendering your units.

     We or AIMCO control the general partner of your partnership. The general partner and our affiliates receive fees in connection with the asset management of your partnership and other fees which are described in your partnership's quarterly and annual reports filed with the Securities and Exchange Commission ("SEC"), copies of which are available from your partnership or the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. The SEC also maintains an Internet site (http://www.sec.gov) that contains filings made by reporting entities (such as your partnership) that file electronically with the SEC. We have no current intention of changing the fee structure for the general partner or our affiliates.

     If the results of operations were to improve for your partnership under our management, we might be required to pay a higher price for any future exchange offers we may make for units of your partnership. Although we have no current plans to conduct future exchange offers for your units, our plans may change based on future circumstances. Any such future offers that we might make could be for consideration that is more or less than the consideration we are currently offering.

Section 11.       Future Plans of the Purchaser

     As described above under "Background and Reasons for the Offer," we or AIMCO control the general partner and thereby control the management of your partnership. We currently intend that, upon consummation of the offer, your partnership will continue its business and operations substantially as they are currently being conducted. The offer is not expected to have any effect on partnership operations.

     After the completion or termination of the offer, we and our affiliates may sell units or may acquire additional units. Any acquisition may be made through private purchases, through one or more future tender or exchange offers, by merger or by any other means deemed advisable. Any acquisition may be at a price higher or lower than the price to be paid for the units purchased pursuant to the offer, and may be for cash, limited partnership interests or other consideration. We also may consider selling some or all of the units we acquire pursuant to the offer to persons not yet determined, which may include our affiliates. There can be no assurance, however, that we will initiate or complete any subsequent transaction during any specific time period following the expiration date or at all.

     Except as set forth herein, we do not have any present plans or proposals which relate to or would result in an extraordinary transaction, such as a merger, reorganization or liquidation, involving your partnership or any of your partnership's subsidiaries; a sale or transfer of a material amount of your partnership's assets (or assets of the partnership's subsidiaries); any changes in composition of your partnership's senior management or personnel or their compensation; any changes in your partnership's present capitalization or distribution policy; or any other material changes in your partnership's structure or business.

Section 12.       Certain Information Concerning Your Partnership

     Set forth in Annex II to this offer to purchase is additional information regarding your partnership. Please review this information carefully before making any decision whether to tender your units in our offer.

Section 13.       Source of Funds

     See Annex I and "The Offer -- Section 17" for the amount we expect to pay to acquire all outstanding units pursuant to our offer and the related fees and expenses. We will pay such costs from existing funds and short term borrowings.

Section 14.       Dissenters' Rights

     Neither the agreement of limited partnership of your partnership nor applicable law provides any right for you to have your units appraised or redeemed in connection with, or as a result of, our offer. You have the opportunity to make an individual decision on whether or not to tender your units in the offer.

Section 15.       Conditions of the Offer

     Notwithstanding any other provisions of our offer, we will not be required to accept for payment and pay for any units tendered pursuant to our offer, may postpone the purchase of, and payment for, units tendered, and may terminate or amend our offer if at any time on or after the date of this offer to purchase, and at or before the time of acceptance for payment of any such units (whether or not any units have theretofore been accepted for payment and paid for) pursuant to the offer, any of the following shall occur:

     (a) any change (or any condition, event or development involving a prospective change) shall have occurred or been threatened in the business, property, assets, liabilities, indebtedness, capitalization, condition
(financial or otherwise), operations, licenses or franchises, management contract, or results of operations or prospects of your partnership or local markets in which the makers of your partnership's notes own property, including any fire, flood, natural disaster, casualty loss, or act of God that, in our reasonable judgment, are or may be materially adverse to your partnership or the value of the units to us, or we shall have become aware of any facts relating to your partnership, its indebtedness or its operations which, in our reasonable judgment, has or may have material significance with respect to the value of your partnership or the value of the units to us; or

     (b) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or the over-the-counter market in the United States, (ii) any extraordinary or material adverse change in the financial, real estate or money markets or major equity security indices in the United States such that there shall have occurred at least a 7.5% increase in LIBOR or at least a 7.5% decrease in the S&P 500 Index, the Morgan Stanley REIT Index, or the price of the 10-year Treasury Bond or the 30-year Treasury Bond, in each case from the date hereof, (iii) any material adverse change in the commercial mortgage financing markets, (iv) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (v) a commencement of a war, armed hostilities or other national or international calamity directly or indirectly involving the United States,
(vi) any limitation (whether or not mandatory) by any governmental authority on, or any other event which, in our reasonable judgment, might affect the extension of credit by banks or other lending institutions, or (vii) in the case of any of the foregoing existing at the time of the commencement of the offer, in our reasonable judgment, a material acceleration or worsening thereof; or

     (c) there shall have been threatened, instituted or pending any action, proceeding, application or counterclaim by any Federal, state, local or foreign government, governmental authority or governmental agency, or by any other person, before any governmental authority, court or regulatory or administrative agency, authority or tribunal, which (i) challenges or seeks to challenge our purchase of the units, restrains, prohibits or delays the making or consummation of our offer, prohibits the performance of any of the contracts or other arrangements entered into by us (or any affiliates of ours), seeks to obtain any material amount of damages as a result of the transactions contemplated by our offer, (ii) seeks to make the purchase of, or payment for, some or all of the units pursuant to our offer illegal or results in a delay in our ability to accept for payment or pay for some or all of the units, (iii) seeks to prohibit or limit the ownership or operation by us or any of our affiliates of the entity of our control of the general partner of the partnership or to remove the general partner of your partnership, or seeks to impose any material limitation on our ability or the ability of any affiliate of ours to conduct your partnership's business or own such assets, (iv) seeks to impose material limitations on our ability to acquire or hold or to exercise full rights of ownership of the units including, but not limited to, the right to vote the units purchased by us on all matters properly presented to the limited partners, or (v) might result, in our reasonable judgment, in a diminution in the value of your partnership or a limitation of the benefits expected to be derived by us as a result of the transactions contemplated by our offer or the value of the units to us; or

     (d) there shall be any action taken, or any statute, rule, regulation, order or injunction shall be sought, proposed, enacted, promulgated, entered, enforced or deemed applicable to our offer, your partnership, the general partner of your partnership, us or any affiliate of ours or your partnership, or any other action shall have been taken, proposed or threatened, by any government, governmental authority or court, that, in our reasonable judgment, might, directly or indirectly, result in any of the consequences referred to in clauses (i) through (vi) of paragraph (c) above; or

     (e) your partnership shall have (i) changed, or authorized a change of, the units or your partnership's capitalization, (ii) issued, distributed, sold or pledged, or authorized, proposed or announced the issuance, distribution, sale or pledge of (A) any equity interests (including, without limitation, units), or securities convertible into any such equity interests or any rights, warrants or options to acquire any such equity interests or convertible securities, or (B) any other securities in respect of, in lieu of, or in substitution for units outstanding on the date hereof, (iii) purchased or otherwise acquired, or proposed or offered to purchase or otherwise acquire, any outstanding units or other securities, (iv) declared or paid any dividend or distribution on any units or issued, authorized, recommended or proposed the issuance of any other distribution in respect of the units, whether payable in cash, securities or other property, (v) authorized, recommended, proposed or announced an agreement, or intention to enter into an agreement, with respect to any merger, consolidation, liquidation or business combination, any acquisition or disposition of a material amount of assets or securities, or any release or relinquishment of any material contract rights, or any comparable event, not in the ordinary course of business, (vi) taken any action to implement such a transaction previously authorized, recommended, proposed or publicly announced,
(vii) issued, or announced its intention to issue, any debt securities, or securities convertible into, or rights, warrants or options to acquire, any debt securities, or incurred, or announced its intention to incur, any debt other than in the ordinary course of business and consistent with past practice,
(viii) authorized, recommended or proposed, or entered into, any transaction which, in our reasonable judgment, has or could have an adverse affect on the value of your partnership or the units, (ix) proposed, adopted or authorized any amendment of its organizational documents, (x) agreed in writing or otherwise to take any of the foregoing actions or (xi) been notified that any debt of your partnership or any of its subsidiaries secured by any of its or their assets is in default or has been accelerated; or

     (f) a tender or exchange offer for any units shall have been commenced or publicly proposed to be made by another person or "group" (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934), or it shall have been publicly disclosed or we shall have otherwise learned that (i) any person or group shall have acquired or proposed or be attempting to acquire beneficial ownership of more than five percent of the units, or shall have been granted any option, warrant or right, conditional or otherwise, to acquire beneficial ownership of more than five percent of the units, other than acquisitions for bona fide arbitrage purposes, or (ii) any person or group shall have entered into a definitive agreement or an agreement in principle or made a proposal with respect to a merger, consolidation or other business combination with or involving your partnership; or

     (g) we shall not have adequate cash or financing commitments available to pay the for the units validly tendered; or

     (h) the offer to purchase may have an adverse effect on AIMCO's status as a REIT.

     The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to such conditions or may be waived by us in whole or in part at any time and from time to time in our reasonable discretion. The failure by us at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to any particular facts or circumstances shall not be deemed a waiver with respect to any other facts or circumstances and each right shall be deemed a continuing right which may be asserted at any time and from time to time.

Section 16.       Certain Legal Matters

     General. Except as set forth in this Section 16, we are not, based on information provided by your general partner(s), aware of any licenses or regulatory permits that would be material to the business of your partnership, taken as a whole, and that might be adversely affected by our acquisition of units as contemplated herein, or any filings, approvals or other actions by or with any domestic or foreign governmental authority or administrative or regulatory agency that would be required prior to the acquisition of units by us pursuant to the offer as contemplated herein. While there is no present intent to delay the purchase of units tendered pursuant to the offer pending receipt of any such additional approval or the taking of any such action, there can be no assurance that any such additional approval or action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to your partnership or its business, or that certain parts of its business might not have to be disposed of or other substantial conditions complied with in order to obtain such approval or action, any of which could cause us to elect to terminate the offer without purchasing units thereunder. Our obligation to purchase and pay for units is subject to certain conditions, including conditions related to the legal matters discussed in this Section 16.

     Antitrust.  We  do  not  believe  that  the   Hart-Scott-Rodino   Antitrust
Improvements Act of 1976, as amended, is applicable to the acquisition of units contemplated by our offer.

     Margin Requirements. The units are not "margin securities" under the regulations of the Board of Governors of the Federal Reserve System and, accordingly, those regulations generally are not applicable to our offer.

     State Laws. We are not aware of any jurisdiction in which the making of our offer is not in compliance with applicable law. If we become aware of any jurisdiction in which the making of the offer would not be in compliance with applicable law, we will make a good faith effort to comply with any such law. If, after such good faith effort, we cannot comply with any such law, the offer will not be made to (nor will tenders be accepted from or on behalf of)
unitholders residing in such jurisdiction. In those jurisdictions with securities or blue sky laws that require the offer to be made by a licensed broker or dealer, the offer shall be made on behalf of us, if at all, only by one or more registered brokers or dealers licensed under the laws of that jurisdiction.

Section 17.       Fees and Expenses

     Except  as set  forth  in this  Section  17,  we will  not pay any  fees or commissions to any broker, dealer or other person for soliciting tenders of units pursuant to the offer. We have retained River Oaks Partnership Services, Inc. to act as Information Agent in connection with our offer. The Information Agent may contact holders of units by mail, telephone, telex, telegraph and personal interview and may request brokers, dealers and other nominee limited partners to forward materials relating to the offer to beneficial owners of the units. We will pay the Information Agent reasonable and customary compensation for its services in connection with the offer, plus reimbursement for out-of-pocket expenses, and will indemnify it against certain liabilities and expenses in connection therewith, including liabilities under the Federal securities laws. We will also pay all costs and expenses of printing and mailing the offer and its legal fees and expenses.

                         ______________________________

     No person has been authorized to give any information or to make any representation on behalf of us not contained herein or in the letter of transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.


                                                          AIMCO PROPERTIES, L.P.

                                                                         ANNEX I



                               VALUATION OF UNITS

     We determined our offer price by estimating the amount which we believe will eventually be collected on the partnership's notes. See "Annex II" for information with respect to these notes. Our estimates were based on our determination as to the underlying value of the makers' properties and an estimated buy-out amount for the notes. To this amount we added the partnership's cash and cash equivalents at December 31, 1998 of $774,000 to give a total liquidation value to the partnership of $949,880 or $76 per unit.

Estimated valuation of assets (aggregate)                              $159,500
Plus: Cash and cash equivalents                                         773,747
Plus: Other partnership assets, net of security deposits                 25,000

Less: Accounts payable and accrued expenses ............................   (867)

Partnership valuation before taxes and certain costs ................... 957,380


Less: Transaction costs ................................................   7,500
Estimates net valuation of your partnership ............................ 949,880
Percentage of estimated net valuation allocated to holders of units ....  99.00%
Estimated net valuation of units ....................................... 940,381
       Total number of units ...........................................  12,399
Estimated valuation per unit ...........................................$     76
Cash consideration per unit ............................................$     76


     Please be advised that there are a number of other methods available to value the partnership's assets, each of which may result in different valuations of the partnership. The proceeds that you would receive if you sold your units to someone else or if your partnership were actually liquidated might be higher or lower than our offer price. In addition, the ultimate amount realized on each of the notes may be greater or less than our estimated amounts.


                                 SOURCE OF FUNDS

     We expect that approximately $46,170 will be required to purchase all outstanding units (exclusive of fees and expenses estimated to be $10,000). We will obtain all such funds from cash on hand and short term borrowings.

                                                                        ANNEX II


                                YOUR PARTNERSHIP(S)


     Jacques-Miller Income Fund L.P.-II, is a Delaware limited partnership and was formed on July 26, 1985 and terminates on December 31, 2028. As of December 31, 1998, there were a total of 12,400 units of limited partnership outstanding. The partnership owns four promissory notes made by limited partnerships related to the partnership. These four promissory notes are unsecured and are subordinated to the underlying mortgages of the respective partnerships. At December 31, 1998, the partnership owned four notes receivable totaling approximately $1,023,000 with approximately $1,174,000 of related accrued interest. These four promissory notes bear interest at rates ranging from 11% to 12.5%, and are unsecured by the related partnerships and are subordinated to the underlying mortgages of the respective partnerships.

     During 1998 the partnership agreed to accept a payment of approximately $70,000 in full satisfaction of one of these notes. The outstanding balance of this note receivable totaled approximately $501,000 including accrued interest, and was fully reserved. The remaining three notes are currently in default. The total outstanding balance of principal and accrued interest on these notes at December 31, 1998 was approximately $2,197,000. The partnership is currently seeking payment or a settlement with respect to these notes. Payments on these notes can only be made from the maker's excess cash flow after payment of all other indebtedness. The partnership did not receive any payments on these notes during 1998 or 1997.

     AIMCO or one of its subsidiaries currently controls the general partner in the partnership.

                                                                       ANNEX III

                             OFFICERS AND DIRECTORS

     The names and positions of the executive officers of Apartment Investment and Management Company ("AIMCO"), AIMCO-GP, Inc. ("AIMCO-GP") and the directors of AIMCO are set forth below. The two directors of AIMCO-GP are Terry Considine and Peter Kompaniez. Unless otherwise indicated, the business address of each executive officer and director is 1873 South Bellaire Street, 17th Floor, Denver, Colorado 80222. Each executive officer and director is a citizen of the United States of America.


                 Name                                      Position

         Terry Considine.......  Chairman of the  Board of  Directors  and Chief
                                 Executive Officer

         Peter K. Kompaniez......Vice Chairman, President and Director

         Thomas W. Toomey........Executive Vice President--Finance and
                                 Administration

         Joel F. Bonder..........Executive Vice President,  General  Counsel and
                                 Secretary

         Patrick J. Foye.........Executive Vice President

         Robert Ty Howard........Executive Vice President -- Ancillary Services

         Steven D. Ira...........Executive Vice President and Co-Founder

         Harry G. Alcock.........Senior Vice President -- Acquisitions

         Troy D. Butts...........Senior  Vice  President  and  Chief   Financial
                                 Officer

         Richard S. Ellwood......Director

         J. Landis Martin........Director

         Thomas L. Rhodes........Director

         John D. Smith...........Director

    Name                         Principal Occupations for the Last Five Years
    ----                         ---------------------------------------------
Terry Considine.............. Chief  Executive  Officer  of AIMCO  and  AIMCO-GP
                              since July 1994. He is the sole owner of Considine Investment Co. and prior to July 1994 was owner of approximately 75% of Property Asset Management, L.L.C., Limited Liability Company, a Colorado limited liability company, and its related entities (collectively, "PAM"), one of AIMCO's predecessors. On October 1, 1996, Mr. Considine was appointed Co-Chairman and director of Asset Investors Corp. and Commercial Asset Investors, Inc., two other public real estate investment trusts, and appointed as a director of Financial Assets Management, LLC, a real estate investment trust manager. Mr. Considine has been involved as a principal in a variety of real estate activities, including the acquisition, renovation, development and disposition of property. Mr. Considine has also controlled entities engaged in other businesses such as television broadcasting, gasoline distribution and environmental laboratories. Mr. Considine received a B.A. from Harvard College, a J.D. from Harvard Law School and is admitted as a member of the Massachusetts Bar.

Peter K. Kompaniez..........  Mr.   Kompaniez  has  been  Vice  Chairman  and  a
                              director   of  AIMCO   since  July  1994  and  was
                              appointed  President  of AIMCO in July  1997.  Mr.
                              Kompaniez has served as Vice President of AIMCO-GP
                              from July 1994 through July 1998 and was appointed
                              President in July 1998.  Mr.  Kompaniez has been a
                              director  of  AIMCO-GP  since  July  1994.   Since
                              September 1993, Mr. Kompaniez has owned 75% of PDI
                              Realty Enterprises,  Inc., a Delaware  corporation
                              ("PDI"), one of AIMCO's predecessors, and serves as its President and Chief Executive Officer. From
                              1986 to 1993,  he  served as  President  and

                                     III-1

                              Chief Executive Officer of Heron Financial Corporation ("HFC"), a United States holding company for Heron International, N.V.'s real estate and related assets. While at HFC, Mr.
                              Kompaniez administered the acquisition, development and disposition of approximately 8,150 apartment units (including 6,217 units that have been acquired by the AIMCO) and 3.1 million square feet of commercial real estate. Prior to joining HFC, Mr. Kompaniez was a senior partner with the law firm of Loeb and Loeb where he had extensive real estate and REIT experience. Mr. Kompaniez received a B.A. from Yale College and a J.D. from the University of California (Boalt Hall).

Thomas W. Toomey............. Mr.  Toomey has served as Senior Vice  President -
                              Finance and Administration of AIMCO since January 1996 and was promoted to Executive Vice-President-Finance and Administration in March 1997. Mr. Toomey has been Executive Vice President
                              - Finance and Administration of AIMCO-GP similar capacity with Lincoln Property Company ("LPC") as well as Vice President/Senior Controller and Director of Administrative Services of Lincoln Property Services where he was responsible for LPC's computer systems, accounting, tax, treasury services and benefits administration. From 1984 to 1990, he was an audit manager with Arthur Andersen & Co. where he served real estate and banking clients. From 1981 to 1983, Mr. Toomey was on the audit staff of Kenneth Leventhal & Company. Mr. Toomey received a B.S. in Business Administration/Finance from Oregon State University and is a Certified Public Accountant.

Joel F. Bonder............... Mr. Bonder has served as Executive  Vice President and General Counsel of AIMCO since December 8, 1997. Mr. Bonder has been Executive Vice President and General Counsel of AIMCO-GP since July 1998. Prior to joining AIMCO, Mr. Bonder served as Senior Vice President and General Counsel of NHP Incorporated from April 1994 until December 1997. Mr. Bonder served as Vice President and Deputy General Counsel of NHP Incorporated from June 1991 to March 1994 and as Associate General Counsel of NHP from 1986 to 1991. From 1983 to 1985, Mr.
                              Bonder was with the Washington, D.C. law firm of Lane & Edson, P.C. From 1979 to 1983, Mr. Bonder practiced with the Chicago law firm of Ross and Hardies. Mr. Bonder received an A.B. from the University of Rochester and a J.D. from Washington
                              University          School         of         Law.

Patrick J. Foye.............. Mr. Foye has served as Executive Vice President of
                              AIMCO and AIMCO-GP since May 1998. Prior to joining AIMCO, Mr. Foye was a partner in the law firm of Skadden, Arps, Slate, Meagher & Flom LLP from 1989 to 1998 and was Managing Partner of the firm's Brussels, Budapest and Moscow offices from 1992 through 1994. Mr. Foye is also Deputy Chairman of the Long Island Power Authority and serves as a member of the New York State Privatization Council. He received a B.A. from Fordham College and a J.D. from Fordham University
                              Law     School.

                                     III-2

Robert Ty Howard............. Mr. Howard has served as Executive  Vice President
                              - Ancillary Services since February 1998. Mr. Howard was appointed Executive Vice President - Ancillary Services of AIMCO-GP in July 1998. Prior to joining AIMCO, Mr. Howard served as an officer and/or director of four affiliated companies, Hecco Ventures, Craig Corporation, Reading Company and Decurion Corporation. Mr. Howard was responsible for financing, mergers and acquisitions activities, investments in commercial real estate, both nationally and internationally, cinema development and interest rate risk management. From 1983 to 1988, he was employed by Spieker Property. Mr. Howard received a B.A. from Amherst College, a J.D. from Harvard Law School and an M.B.A. from Stanford University Graduate School of Business.

Steven D. Ira................ Mr. Ira is a Co-Founder of AIMCO and has served as
                              Executive Vice President of AIMCO since July 1994. Mr. Ira has been Executive Vice President of AIMCO-GP since July 1998. From 1987 until July 1994, he served as President of PAM. Prior to merging his firm with PAM in 1987, Mr. Ira acquired extensive experience in property management. Between 1977 and 1981 he supervised the property management of over 3,000 apartment and mobile home units in Colorado, Michigan, Pennsylvania and Florida, and in 1981 he joined with others to form the property management firm of McDermott, Stein and Ira. Mr. Ira served for several years on the National Apartment Manager Accreditation Board and is a former president of both the National Apartment Association and the Colorado Apartment Association. Mr. Ira is the sixth individual elected to the Hall of Fame of the National Apartment Association in its 54-year history. He holds a Certified Apartment Property Supervisor (CAPS) and a Certified Apartment Manager designation from the National Apartment Association, a Certified Property Manager (CPM) designation from the National Institute of Real Estate Management (IREM) and he is a member of the Board of Directors of the National Multi-Housing Council, the National Apartment Association and the Apartment Association of Metro Denver. Mr. Ira received a B.S. from Metropolitan State College in 1975.

Harry G. Alcock.............. Mr.  Alcock has served as Vice  President of AIMCO and AIMCO-GP since July 1996, and was promoted to Senior Vice President - Acquisitions in October 1997, with responsibility for acquisition and financing activities since July 1994. From June 1992 until July 1994, Mr. Alcock served as Senior Financial Analyst for PDI and HFC. From 1988 to 1992, Mr. Alcock worked for Larwin Development Corp., a Los Angeles based real estate developer, with responsibility for raising debt and joint venture equity to fund land acquisitions and development. From 1987 to 1988, Mr. Alcock worked for Ford Aerospace Corp. He received his B.S. from
                              San         Jose         State         University.

Troy D. Butts................ Mr. Butts has served as Senior Vice  President and
                              Chief Financial Officer of AIMCO since November 1997. Mr. Butts has been Senior Vice President and Chief Financial Officer of AIMCO-GP since July 1998. Prior to joining AIMCO, Mr. Butts served as a Senior Manager in the audit practice of the Real Estate Services Group for Arthur Andersen LLP in Dallas, Texas. Mr. Butts was employed by Arthur Andersen LLP for ten years and his clients were primarily publicly-held real estate companies, including office and multi-family real estate investment trusts. Mr. Butts holds a

                                     III-3

                              Bachelor of Business Administration degree in Accounting from Angelo State University and is a Certified Public Accountant.

Richard S. Ellwood........... Mr.  Ellwood was  appointed a Director of AIMCO in
12 Auldwood Lane              July 1994 and is  currently  Chairman of the Audit
Rumson, NJ 07660              Committee.   Mr.   Ellwood  is  the   founder  and
                              President of R.S. Ellwood & Co.,  Incorporated,  a
                              real  estate  investment  banking  firm.  Prior to
                              forming R.S. Ellwood & Co.,  Incorporated in 1987,
                              Mr. Ellwood had 31 years experience on Wall Street
                              as an  investment  banker,  serving  as:  Managing
                              Director  and  senior   banker  at  Merrill  Lynch
                              Capital  Markets  from  1984  to  1987;   Managing
                              Director  at Warburg  Paribas  Becker from 1978 to
                              1984;   general   partner  and  then  Senior  Vice
                              President and a director at White, Weld & Co. from 1968 to 1978; and in various capacities at J.P.
                              Morgan & Co. from 1955 to 1968. Mr. Ellwood currently serves as a director of FelCor Suite
                              Hotels,  Inc. and Florida  East Coast  Industries,
                              Inc.

J. Landis Martin............. Mr.  Martin was  appointed  a Director of AIMCO in
199 Broadway                  July 1994 and became Chairman of the  Compensation
Suite 4300                    Committee in March 1998.  Mr. Martin has served as
Denver, CO 80202              President  and  Chief  Executive   Officer  and  a
                              Director of NL Industries, Inc., a manufacturer of
                              titanium  dioxide,  since  1987.  Mr.  Martin  has
                              served  as  Chairman  of  Tremont  Corporation,  a
                              holding company  operating  through its affiliates
                              Titanium  Metals  Corporation   ("TIMET")  and  NL
                              Industries,   Inc.,   since   1990  and  as  Chief
                              Executive  Officer and a director of Tremont since
                              1998.  Mr. Martin has served as Chairman of Timet,
                              an integrated producer of titanium, since 1987 and
                              Chief  Executive  Officer since January 1995. From
                              1990 until its acquisition by Dresser  Industries,
                              Inc.  ("Dresser")  in 1994,  Mr.  Martin served as
                              Chairman of the Board and Chief Executive  Officer
                              of  Baroid   Corporation,   an  oilfield  services
                              company. In addition to Tremont, NL and TIMET, Mr.
                              Martin is a director of Dresser,  which is engaged
                              in  the  petroleum   services,   hydrocarbon   and
                              engineering                            industries.

Timothy R. Garrick........... Mr.  Garrick has been Vice  President - Accounting of the general partner and AIMCO since October 1, 1998. Prior to that date, Mr. Garrick served as Vice President - Accounting Services of Insignia Financial Group from June 1997 until October 1998. From 1992 until June of 1997, Mr. Garrick served as Vice President of Partnership Accounting for Insignia Financial Group. From 1987 to 1990, Mr. Garrick served as Investment Advisor for U.S. Shelter Corporation. From 1984 to 1987, Mr. Garrick served as Partnership Investment Analyst for U.S. Shelter Corporation. From 1979 to 1984, Mr. Garrick worked on the audit staff of Ernst & Whinney. Mr. Garrick received his B.S. Degree from the University of South Carolina in 1979 and is a
                              certified            public            accountant.

Thomas L. Rhodes............. Mr.  Rhodes was  appointed  a Director of AIMCO in
215 Lexington Avenue          July 1994.  Mr. Rhodes has served as the President
4th Floor                     and a Director of National  Review  magazine since
New York, NY 10016            November 30,  1992,  where he has also served as a
                              Director  since 1998.  From 1976 to 1992 , he held
                              various positions at Goldman, Sashes & Co. and was
                              elected a General  Partner in 1986 and served as a
                              General Partner from 1987 until November 27, 1992.
                              He is currently Co-Chairman of the Board, Co-Chief
                              Executive  Officer  and a Director  of  Commercial
                              Assets Inc. and Asset  Investors  Corporation.  He
                              also  serves as a  Director  of  Delphi  Financial
                              Group,   Inc.   and   its   subsidiaries,   Delphi
                              International Ltd., Oracle Reinsurance Company, and the Lynne and Harry Bradley Foundation. Mr.
                              Rhodes is  Chairman of

                                     III-4
                              the Empire Foundation for Policy Research, a Founder and Trustee of Change NY, a Trustee of The Heritage Foundation, and a Trustee of the Manhattan Institute

John D. Smith................ Mr.  Smith was  appointed  a Director  of AIMCO in
3400 Peachtree Road           November   1994.   Mr.  Smith  is  Principal   and
Suite 831                     President of John D. Smith Developments. Mr. Smith
Atlanta, GA 30326             has been a shopping  center  developer,  owner and
                              consultant for over 8.6 million square feet of shopping center projects including Lenexa Square in Atlanta, Georgia. Mr. Smith is a Trustee and former President of the International Council of Shop ping Centers and was selected to be a member of the American Society of Real Estate Counselors.
                              Mr. Smith  served as a Director  for  Pan-American
                              Property,  Inc.  (National  Coal  Board  of  Great
                              Britain)  formerly known as  Continental  Illinois
                              Property. He also serves as a director of American
                              Fidelity Assurance Companies and is retained as an advisor by Shop System Study Society, Tokyo,
                              Japan.

                                     III-5

          The letter of transmittal and any other required documents should be sent or delivered by each unitholder or such unitholder's broker, dealer, bank, trust company or other nominee to the Information Agent at one of its addresses set forth below.

                     THE INFORMATION AGENT FOR THE OFFER IS:

                      RIVER OAKS PARTNERSHIP SERVICES, INC.




   By Mail:                By Overnight Courier:               By Hand:


 P.O. Box 2065               111 Commerce Road              111 Commerce Road
 S. Hackensack, N.J.       Carlstadt, N.J. 07072          Carlstadt, N.J. 07072
 07606-2065             Attn.: Reorganization Dept.  Attn.: Reorganization Dept.




By Facsimile:                                  For Information please call:

(201) 896-0910                                   TOLL FREE (888) 349-2005
                                                                or
                                                           (201) 896-1900